Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-60467) of  SVB Financial Group of our report dated June 16, 2006, with respect to the statements of net assets available for benefits of the SVB Financial Group 401(k) and Employee Stock Ownership Plan as of December 31, 2005 and 2004, the related statement of changes in net assets available for benefits for the year ended December 31, 2005, and the related supplemental Schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of the SVB Financial Group 401(k) and Employee Stock Ownership Plan.

/s/MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California

June 23, 2006